Exhibit 5.1
[Letterhead of Kimball Electronics, Inc.]
November 21, 2023

Kimball Electronics, Inc.
1205 Kimball Boulevard
Jasper, IN 47546

RE:    Registration Statement on Form S-8 of Shares of Common Stock, no par value per share, of Kimball Electronics, Inc.

Ladies and Gentlemen:

I have acted as counsel to Kimball Electronics, Inc. (the “Company”) in connection with the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), which the Company is filing with the Securities and Exchange Commission (the “Commission”) with respect to 2,000,000 shares of the Company’s common stock, no par value per share (the “Shares”), which may be issued pursuant to the Kimball Electronics, Inc. 2023 Equity Incentive Plan (the “Plan”).

This opinion is being furnished to you in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In rendering the opinions stated herein, I have examined and relied upon the following:

•the Registration Statement;

•a copy of the Company’s Amended and Restated Articles of Incorporation;

•a copy of the Company’s Amended and Restated By-Laws;

•a copy of certain resolutions of the Board of Directors of the Company, adopted as of November 17, 2023; and

•a copy of the Plan.

I have also examined originals or copies, certified or otherwise identified to my satisfaction, of such records of the Company and such agreements, certificates, and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as I have deemed necessary or appropriate as a basis for the opinions stated below.

In my examination, I have assumed the genuineness of all signatures, including electronic signatures, the legal capacity and competency of all natural persons, the authenticity of all original documents, the conformity to original documents of all documents that took the form of electronic, certified or photocopied copies, and the authenticity of the originals of such copies. In making my examination of executed documents, I have assumed that the parties thereto, other than the Company, had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties.

In rendering the opinions stated herein, I have also assumed that (i) an appropriate account statement evidencing the Plan Shares credited to a recipient’s account maintained with the Company’s transfer agent, Broadridge, has been or will be issued by it; (ii) the issuance of the Plan Shares has been or will be properly recorded in the books and records of the Company; (iii) each award agreement pursuant to which rights to acquire Plan Shares or other awards are granted pursuant to the Plan will be consistent with the Plan and will be duly authorized, executed, and delivered by the parties thereto; (iv) the consideration received by the Company for each of the Plan Shares delivered pursuant to the Plan shall not be less than the per share par value of the Plan Shares; and (v) the issuance of the Plan Shares does not violate or conflict with any agreement or instrument binding on the Company (except that I do not make this assumption with respect to the Company’s Amended and Restated Articles of Incorporation or Amended and Restated By-Laws).

I do not express any opinion with respect to the laws of any jurisdiction other than the Indiana Business Corporation Law (the “IBCL”).

Based upon the foregoing and subject to the qualifications and assumptions stated herein, I am of the opinion that the Plan Shares have been duly authorized by all requisite corporate action on the part of the Company under the IBCL and, when issued, delivered, and paid for in accordance with the terms of the Plan and the applicable award agreement, the Plan Shares will be validly issued, fully paid, and nonassessable.

I hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. In giving this consent, I do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder. This opinion is expressed as of the date hereof unless otherwise expressly stated, and I disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Very truly yours,

/s/ Douglas A. Hass
Douglas A. Hass
Chief Legal and Compliance Officer, Secretary
Kimball Electronics, Inc.